Exhibit 99.1

[CN BANCORP LETTERHEAD]

December 20, 2006

Dear Stockholder:

CN Bancorp, Inc. and Sandy Spring Bancorp, Inc. of Olney, Maryland announced on December 14, 2006 the execution of a Definitive Merger Agreement for CN Bancorp, Inc. and its subsidiary, County National Bank, to be merged with Sandy Spring Bancorp.  The terms of the Agreement are that Sandy Spring will acquire all of the shares of the CN Bancorp stock for a combination of 50-60% in Sandy Spring common stock and 40-50% in cash.  The stock consideration will be at a fixed exchange ratio of 0.6657 Sandy Spring shares for each CN Bancorp share and the cash consideration will be $25.00 per share. The most recent trading price of the CN Bancorp stock prior to the Agreement was $16.05 per share.  This transaction, which has been approved by the board of directors of both CN Bancorp and Sandy Spring Bancorp, is expected to close in the spring of 2007, pending regulatory approvals and the approval of CN Bancorp’s stockholders.

I would like to give you background into some of the factors involved in this decision by our board of directors.  We have been very pleased with County National Bank’s steady growth and increasing profits that have added value to your investment.  We must, however, look forward to the next several years as we see a steady ratcheting up of costs due to the regulatory oversight and SEC requirements.  Additionally, the aggressive competition from large banks has caused the cost of funds to increase and loan yields to decline.  As we deal with these issues, we have deliberated at length on how to best serve our customers and to continue to provide a good return for our stockholders.

County National Bank has a strong presence in the community, and because of our success, we have been approached for merger by a number of institutions.  Several months ago we were contacted by Sandy Spring Bank, the oldest independent bank and the third largest publicly traded banking company headquartered in Maryland.  Our management and board of directors evaluated their proposal and are unanimous in their support of this transaction.  We know Sandy Spring’s management, their operating style, their excellent reputation, and feel this is the right fit for us.  We believe they have the community bank culture that will ensure our customers continue to enjoy the good and efficient service that they have always  received.

Sandy Spring intends to capitalize on the strong local market name and recognition of County National by retaining its brand and operating the organization as a division of Sandy Spring Bank.  John Warner and I will oversee our operation here in Glen Burnie and we expect minimal loss of our employees. Sandy Spring has an extensive complement of products and services, including trust and investment services that will provide new opportunities for our customers.  They have an experienced marketing staff that will help our branches continue their growth.  Our employees will benefit from their compensation and benefits program.  We believe that you, as a stockholder, will benefit from the liquidity of the stock and the dividends from this very solid bank.

We have told you many times how much we appreciate the support that you have given us with your investment and your banking needs.  We are very pleased, and hope that you are also, with this substantial premium over the pre-announcement market price.

Enclosed is a copy of the press release announcing the merger.  Please call us at any time with your questions or comments.  We will keep you informed of our progress with the regulatory approvals.  In the meantime, we ask that you be certain to have all of your stock certificates.  If a certificate is lost, Shirley Palmer will be happy to replace it for you at no cost.  It is important to do this now, as there will be a bonding fee for any certificates that have not been found when Sandy Spring is ready to convert the shares.

Our Board of Directors has declared a 4th quarter dividend of $0.07 per share, and also a bonus dividend of $0.07 per share, to stockholders of record on December 31, 2006.  This dividend will be paid on January 15, 2007.  In accordance with the Merger Agreement with Sandy Spring Bancorp, our Dividend Reinvestment and Voluntary Purchase Plans are suspended as of today.  The dividend that we will pay on January 15 will be a cash dividend to all stockholders.

We will call a Special Stockholder Meeting shortly before the registration statement to be filed by Sandy Spring is declared effective by the SEC.   We will then solicit your approval with a Proxy, which we urge you to return as promptly as possible.  Your vote will be vital to the finalization of the transaction and to the return on your investment.  We thank you in advance for your support!

Very truly yours,

Jan W. Clark
Chairman, President and CEO

JWC/sp

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION

Sandy Spring Bancorp, Inc. will be filing a proxy statement/prospectus and other relevant documents concerning the merger with the SEC.  WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors will be able to obtain these documents free of charge at the SEC’s web site (http://www.sec.gov).   In addition, documents filed with the SEC by Sandy Spring Bancorp, Inc. will be available free of charge from Shareholder Relations at 301/570-8338.  The directors, executive officers, and certain other members of management and employees of CN Bancorp are participants in the solicitation of proxies in favor of the merger from the shareholders of CN Bancorp.  Information about the directors and executive officers of CN Bancorp is set forth in CN Bancorp’s Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the SEC on February 28, 2006.

Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.”